Exhibit 99.1

High Roller Receives Notice of Non-Compliance with NYSE American Continued Listing Standards

➢	Company plans to submit plan of compliance, confident it will demonstrate regained compliance with continued listing standards

Las Vegas, Nevada, June 6, 2025 – High Roller Technologies (“High Roller” and the “Company”) (NYSE: ROLR), operator of award-winning premium online casino brands High Roller and Fruta, provides an update regarding the status of its ongoing compliance with the listing standards of the NYSE American.

On June 4, 2025, the Company was notified by NYSE American LLC that due to reporting of stockholders’ equity of approximately $2.8 million, the Company no longer meets the requirement that it must have no less than $4 million or more in stockholders’ equity pursuant to the continued listing standards set forth under Section 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”) because the Company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years ended December 31, 2024 and the Company does not qualify for an exemption under Section 1003(a) of the Company Guide.

The Company must by July 4, 2025, submit a compliance plan that demonstrates how it intends to regain compliance with the continued listing standards within 18 months of the receipt of the notice, or December 4, 2026. The Company intends to develop and submit to the NYSE American such a plan. If the NYSE American does not accept the plan, or if the Company does not make progress consistent with the plan during the plan period, the NYSE American will initiate delisting procedures. If the NYSE American accepts the plan the Company will be subject to periodic reviews including quarterly monitoring for compliance with the plan.

During this period, the Company's common stock will continue to be listed on the NYSE American and trade as usual subject to compliance with other NYSE American listing requirements.

High Roller is confident that it will submit a plan acceptable to the NYSE American within the requisite time period, and that it will promptly be able to demonstrate that it has regained compliance with the continued listing standards. However, there can be no assurance that our plan will be accepted by the NYSE or that we will regain compliance.

Ben Clemes, Chief Executive Officer at High Roller Technologies, said, “This matter of corporate administration was anticipated, and as such we have made the relevant filings and notifications consistent with the requirements of the NYSE. High Roller is in a transformative period, execution against our company strategy is on course, and we are highly confident that this will be resolved promptly.”

About High Roller Technologies, Inc.

High Roller Technologies, Inc. is a leading global online gaming operator known for its innovative casino brands, High Roller and Fruta, listed under the ticker ROLR on the NYSE. The Company delivers a cutting-edge real-money online casino platform that is intuitive and user-friendly. With a diverse portfolio of over 5,000 premium games from more than 90 leading game providers, High Roller Technologies serves a global customer base, offering an immersive and engaging gaming experience in the rapidly expanding multi-billion iGaming industry. The online casino features enhanced search engine optimization, machine learning, seamless direct API integrations, faster load times, and superior scalability.

As an award-winning operator, High Roller Technologies continues to redefine the future of online gaming through innovation, performance, and a commitment to excellence. For more information, please visit the High Roller Technologies, Inc. investor relations website, X, Facebook, and LinkedIn pages.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2024 and throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact

ir@highroller.com

800-460-1039